Exhibit 99.2
Pennsylvania Commerce Bancorp, Inc.
Selected Consolidated Financial Data
(Unaudited)
	At or for the
	Three Months Ended
	March 31,
(in thousands, except per share amounts)	2006	2005	% Change

Income Statement Data:
Net interest income	$13,197	$12,158		9%
Provision for loan losses	475	545		(13)%
Noninterest income	4,258	3,206		33%
Total Revenues	17,455	15,364		14%
Noninterest operating expenses	13,925	11,147		25%
Net income	2,037	2,461		(17)%

Per Common Share Data:
Net income: Basic	$0.33	$0.41		(20)%
Net income: Diluted	0.32	0.39		(18)%

Book Value	$15.09	$14.31	+	5%

Weighted average shares outstanding:
Basic	6,054	5,902
Diluted	6,376	6,319

Balance Sheet Data:
Total assets	$1,752,757	$1,377,180		27%
Loans (net)	868,534	681,075	+	28%
Allowance for loan losses	9,656	8,352		16%
Investment Securities	733,185	589,533		24%
Total deposits	1,448,126	1,172,923		23%
Core deposits	1,391,329	1,132,183	+	23%
Stockholders' equity	92,658	85,790		8%

Capital:
Stockholders' equity to total assets	5.29%	6.23%
Leverage Ratio	6.59	7.88
Risk based capital ratios:
Tier 1	9.35	11.19
Total Capital	10.15	12.12

Performance Ratios:
Cost of funds	2.84%	1.70%
Deposit Cost of Funds	2.14	1.46
Net interest margin	3.39	4.11
Return on average assets	0.49	0.78
Return on average total stockholders' equity	8.92	11.69

Asset Quality:
Net charge-offs to average loans outstanding	0.01%	0.01%
Nonperforming assets to total period-end assets	0.20	0.14
Allowance for loan losses to total period-end loans	1.10	1.21
Allowance for loan losses to nonperforming loans	304	549
Nonperforming assets to capital and reserves	3%	2%